Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
info@axiscapital.com	joseph.cohen@axiscapital.com
+1 441-405-2727	+1 212-715-3524

AXIS NAMES STEVE ARORA AS REINSURANCE CEO

PEMBROKE, Bermuda and ZURICH — October 23, 2017 — AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:AXS) announced today that Steve Arora has been named Chief Executive Officer of AXIS Re. Mr. Arora joins the Company from Swiss Re where he spent 18 years in a variety of senior positions, most recently as Head of Casualty Reinsurance and as a member of the Reinsurance Executive Committee. He has extensive international experience and leadership capabilities and has been recognized by the World Economic Forum as a Young Global Leader.

Mr. Arora, who will lead AXIS Capital’s $2.2 billion USD reinsurance business, will become a member of the Company’s Executive Committee where he will report to President and Chief Executive Officer Albert Benchimol.

“Steve is a remarkable talent and an accomplished and widely respected executive who stands at the forefront of an emerging generation of senior leaders in our profession,” said Mr. Benchimol. “He is perfectly suited to be CEO of AXIS Re, bringing breadth and depth of experience on a global scale and a client-centric mentality that matches our culture.”

In addition, the Company announced that AXIS Re Interim CEO Jan Ekberg will resume his previous role as President and Chief Underwriting Officer of AXIS Re Europe upon Arora’s formal appointment in January, 2018.

Mr. Benchimol added, “On behalf of AXIS, I must express my deep appreciation to Jan for his strong and steady oversight of our reinsurance business during the interim period. Jan’s leadership has and will continue to be integral as we further establish a strong foundation for growth in our key sectors.”

“I am very excited to join AXIS. I am impressed with the strong team and company culture, and the value proposition which combines the agility of a mid-sized company with the sophistication of a global player,” said Mr. Arora. “This combination leads to a unique competitive advantage, which I am confident will translate to increased relevance and long-term profitable growth.”

Throughout his career, Mr. Arora has held positions in New York, Munich, London, Tokyo and Zurich. He has spent time in a variety of functional roles including Finance, Risk Management, Underwriting, Sales, and General Management. In addition to his role as Head of Casualty Reinsurance, he served as President of Swiss Re Japan, Managing Director to some of its largest Global Clients, and Head of the Engineering & Construction business across the Americas region.

He is a graduate of the GE Capital Financial Management Program, Swiss Re Management Development Program, and STARS Symposium for Leaders of the Next Generation. Mr. Arora graduated from Muhlenberg College with a Bachelor’s Degree in Economics. He and his family will be based in Zurich, Switzerland.

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2017 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com. Please be sure to follow AXIS Capital on LinkedIn and Twitter.